Exhibit 99.1

  GeoPetro Resources Company Announces September 30, 2007 Quarterly
                           Financial Results


    SAN FRANCISCO--(BUSINESS WIRE)--Nov. 13, 2007--GeoPetro Resources Company ("GeoPetro" or the "Company") (AMEX:GPR) (TSX:GEP.S) today announced unaudited financial results for the three and nine months ended September 30, 2007. All currency amounts in this release are stated in U.S. dollars.

    Revenue for the third quarter of 2007 decreased 28% to $1,231,370 from $1,705,140 for the third quarter of 2006. The decrease was primarily due to lower production volumes caused by available natural gas treatment plant capacity constraints. The Company reported a net loss available to common shareholders for the quarter ended September 30, 2007 of $745,691, or $0.02 per basic and diluted share, compared to a net loss available to common shareholders of $489,224, or $0.02 per basic and diluted share in the same period last year.

    For the nine months ended September 30, 2007, revenues were $5,443,562 compared to $5,172,657 reported for the 2006 period, a 5% increase primarily due to higher natural gas prices. The Company reported a net loss available to common shareholders for the nine months ended September 30, 2007 of $689,527, or $0.02 per basic and diluted share, compared to a net loss available to common shareholders of $811,841, or $0.03 per basic and diluted share in the previous year nine month period.

    Revenue and Operating Outlook

    As discussed in the "Properties -- Texas -- Madisonville Project"
section in our Annual Report on Form 10-K for the year ended December 31, 2006, in order to produce the gas reserves from the Rodessa Formation, we developed an onsite plan to treat and remove impurities from the Madisonville Project natural gas in order to meet pipeline-quality specifications. In 2003, the construction and installation of a natural gas treatment plant with a designed capacity of 18 million cubic feet of gas per day ("MMcf/d") and associated pipeline and gathering facilities were completed. The treatment plant and associated pipeline and gathering facilities are owned by Madisonville Gas Processing LP ("MGP").

    In 2005 we secured a commitment from MGP to install and make operational additional treating facilities capable of treating 50 MMcf/d, which combined with the capacity of the current in-service treating facilities will represent a total designed treating capacity of 68 MMcf/d for the Madisonville treatment plant. MGP has completed construction of the additional treating facilities and the additional treating capacity at such facilities is currently being phased in.

    Upon completion of the phase-in, we expect to produce our wells at higher rates as the well rates have previously been restricted due to capacity limitations in the gas treatment plant. In addition, early in 2008 we expect to fracture stimulate the Wilson Well, and provided such stimulation is successful, we will place the Wilson Well on production.

    Our contract with MGP provides that for volumes of natural gas delivered in excess of 18 MMcfd, MGP will receive a reduced treating fee per thousand cubic feet (Mcf). We record our revenues net of these treating fees. Thus, if we are able to increase natural gas deliveries to the gas treatment plant in excess of 18 MMcfd on a sustained basis, we expect to experience a disproportionately higher increase in revenue due to lower average treating fees per Mcf.

    While there can be no assurance, the higher production rates from our wells combined with the lower average treating fees per Mcf, may result in higher net production and increased revenue during later periods in 2007 and 2008 as compared to the third quarter of 2007 and prior periods.

    About GeoPetro

    GeoPetro is an independent oil and natural gas company headquartered in San Francisco, California. GeoPetro currently has projects in the United States, Canada and Indonesia. GeoPetro has developed a producing property at its Madisonville Project in Texas and is conducting a drilling program in East Kalimantan, Indonesia. Elsewhere, GeoPetro has assembled a geographically diversified portfolio of exploratory and appraisal prospects.

    Cautionary Statements

    This news release contains forward-looking information. Statements contained in this news release relating to future results, events and expectations are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks, uncertainties, scheduling, re-scheduling and other factors which may cause the actual results, performance, schedules or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, those described in the Company's Annual Report on Form 10K on file with the U.S. Securities and Exchange Commission.

    No stock exchange or regulatory authority has approved or disapproved of the information contained herein. GeoPetro's common shares which trade on the Toronto Stock Exchange contain the ".S" suffix in the trading symbol indicating that the common shares are subject to trading restrictions imposed pursuant to Regulation S under the 1933 Act. In particular, the common shares which trade on the Toronto Stock Exchange may not, for a period of two years from the date of issuance, be offered or sold to persons in the United States or U.S. persons except in transactions exempt from registration under the 1933 Act. Hedging transactions involving the common shares must not be conducted unless in accordance with the 1933 Act.

    CONTACT: GeoPetro Resources Company
             Stuart J. Doshi, 415-398-8186 (President & CEO) sdoshi@geopetro.com